                                   EXHIBIT 12

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
                                                     Fiscal Year Ended June 30,
                                        -------------------------------------------------
                                        1998        1999       2000       2001       2002
                                        ----       -----      -----      -----      -----
Ratio of earnings to fixed charges      5.3x       26.9x      21.0x      22.2x      27.6x
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         For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges.
Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.